Exhibit 99.1

CEO Victor F. Keen Update to Shareholders

Dear Shareholders:

I have been serving as the CEO of your Company for almost two years.   During that period we have made progress in our CSpace technology, though at a much slower pace than I had anticipated. Clearly more important to you as shareholders, the share value during that period fell from $.02 to less than $.001, with a corresponding precipitous decline in our market capitalization.

While your management team has been doing all in its power to advance our CSpace technology and thereby enhance the value of the Company and its stock, obviously we have not succeeded to date. What has become increasing clear is that the funding necessary to move our valuable but embryonic technology forward is significantly greater than we originally anticipated. At the same time, our ability to raise funds, particularly through federal grants, has fallen far short of our expectations, notwithstanding the efforts of Doug Freitag, the Company’s VP of Technology and Business Development, assisted by Jim Stein, of the Company’s Joint Development Agreement partner, Schott Defense, in pursuing a number of compelling, but to date unsuccessful, federal funding opportunities.

Our inability to access federal funding has required the Company to continue to utilize convertible securities for funding. Because of the low level of our share price, such funding has resulted in significant shareholder dilution.

It has become clear that our current course of attempting to fund our research and other cash requirements through Government grants would require, at best, a longer term than originally anticipated. Raising the needed funding to move our CSpace technology to the next level on our current course will be a challenge to say the least.

That said, while I am not a technical person by background, I have had many years, first as an investor, then as a director and now as CEO, to gain an understanding of the 3D display industry and the uniqueness of our patent-protected volumetric 3D technology and its commercial possibilities. I am not prepared to believe that our Company is worth well under $1 million per our recent stock price, given that our market capitalization has been as high as $74 million and that more than $20 million has been invested by the Company, over half of which has been devoted to our R&D effort. Much of the balance was in supporting our status as a company whose stock is publicly traded, a separate Company asset to be protected.

Taking all the above circumstances into account, in July I presented to the Board the following Plan, which was accepted by the Board and which will be implemented over the course of the coming weeks:

1. I would provide the Company with $200,000 in new equity funding assuming certain conditions involving participation by others in the rehabilitation of the Company’s finances, described in # 2 below, could be met. (It has been the discussions and negotiations relating to these conditions that have resulted in the absence of information to you from the Company for too long a time, for which I apologize.)  I will be acquiring the stock at no discount from the current trading price.* (As previously reported, neither I nor the any of the board members receive, or have in the past received, any cash compensation from the Company.)

*For technical reasons, I may be issued convertible preferred shares in exchange for my $200,000 investment rather than common shares, though convertibility would be subject to there being sufficient authorized common shares. In any event, I have entered into an agreement with the Board of Directors that I will not sell any Company shares for one year without the unanimous consent of the Board.

2. All debt held by Board members would be converted to equity. Additional amounts of accounts payable would be converted in whole or in part to equity to the greatest extent achievable. Amounts not converted would be paid or converted into long term notes.

I am pleased to announce that the conditions to my funding of my commitment to invest an additional $200,000 in the Company have largely been satisfied.

Our discussions and negotiations to date with those holding claims against the Company should result in the reduction of the balance sheet current liabilities by more than seventy-five percent. Of the remaining liabilities, around $76,000, represent obligations of the Company under convertible security instruments. The terms of these securities are such that, while there is a stated principal amount, it is not contemplated that that amount would be paid in cash. Rather, the obligations would be satisfied by the issuance of shares to the holders at a discount to the then share market price when exercised, i.e., in a manner which would be dilutive to existing shareholders.

The Company is in discussions with Golden State Equity Investors (who holds more than 80% of the remaining $76,000 in convertible securities), to modify the normal means by which we access funds. This would provide the Company with greater flexibility and control over the issuance of shares and not further limit our access to operating and growth capital. Golden State has always been supportive of our needs and we anticipate that this proposed modification will be to our mutual benefit.

With the above conditions having been largely satisfied and given the reduced reliance on federal funding, the Board is committed to exploring possible acquisitions, partnerships, or other strategic transactions involving direct or indirect funding for the Company. We have formed a committee comprised of Mark Willner, Chairman of the Company’s Business Advisory Board, Doug Freitag and me to lead in this effort. As the Company has previously reported, our technology has attracted significant interest and support from large and small companies and institutions, including Raytheon, Boeing, Lockheed, Schott Defense (our Joint Development Agreement partner), the Institute for Human Machine Cognition, major health care institutions and others. Currently we are in conversations with several companies involving a possible affiliation or other strategic transaction.

We continue to believe that the business and intellectual property held by the Company could represent a significant opportunity to a number of parties in the 3D display space seeking to develop true, 3D volumetric display technology.

Finally, I expect that many of you will have questions concerning this new direction for the Company. Accordingly, the plans described in this letter will be presented and discussed in a to-be-scheduled shareholder call-in. I look forward to talking with you at that time.

Sincerely yours,

/s/ Victor F. Keen
CEO